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Exhibit 21.1

MARKWEST HYDROCARBON, INC.

LIST OF SUBSIDIARIES

NAME OF SUBSIDIARY	TYPE OF ENTITY	RELATION
MarkWest Michigan, Inc.	Colorado Corporation	Wholly owned subsidiary
West Shore Processing Company, LLC	Michigan Limited Liability Company	Wholly owned subsidiary
Basin Pipeline LLC	Michigan Limited Liability Company	Wholly owned subsidiary
MarkWest Resources, Inc.	Colorado Corporation	Wholly owned subsidiary
Matrex, LLC	Michigan Limited Liability Company	Wholly owned subsidiary
MarkWest Resources Canada Corporation	Alberta Canada Corporation	Wholly owned subsidiary
MarkWest Canadian Midstream Services, Inc.	Alberta Canada Corporation	Wholly owned subsidiary
MarkWest Energy Partners, L.P.	Delaware Limited Partnership	Wholly owned subsidiary
MarkWest Energy GP, L.L.C.	Delaware Limited Liability Company	Wholly owned subsidiary
MarkWest Energy Operating Company, L.L.C.	Delaware Limited Liability Company	Wholly owned subsidiary
MarkWest Energy Appalachia, L.L.C.	Delaware Limited Liability Company	Wholly owned subsidiary

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  Exhibit 21.1